     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 22, 2004

                                                           REGISTRATION NO. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                               GETTY REALTY CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


           MARYLAND                                        11-3412575
(STATE OR OTHER JURISDICTION OF                          (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                         IDENTIFICATION NO.)


                         125 JERICHO TURNPIKE, SUITE 103
                             JERICHO, NEW YORK 11753
                                  516-478-5400

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                   ----------

                              ANDREW M. SMITH, ESQ.
                  VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                               GETTY REALTY CORP.
                         125 JERICHO TURNPIKE, SUITE 103
                             JERICHO, NEW YORK 11753
                                  516-478-5400


       (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)

                                   ----------

                                    COPY TO:

                             MARC D. BASSEWITZ, ESQ.
                              LATHAM & WATKINS LLP
                             SEARS TOWER, SUITE 5800
                             233 SOUTH WACKER DRIVE
                             CHICAGO, ILLINOIS 60606
                                 (312) 876-7700

                                   ----------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                         CALCULATION OF REGISTRATION FEE

                                                                  PROPOSED MAXIMUM       PROPOSED MAXIMUM         AMOUNT OF
   TITLE OF EACH CLASS OF SECURITIES       AMOUNT TO BE           OFFERING PRICE PER     AGGREGATE OFFERING    REGISTRATION FEE
            TO BE REGISTERED                 REGISTERED             SECURITY(1)             PRICE(1)
 Common Stock, par value $.01 per share      3,000,000             $         22.30         $    66,900,000       $       8,476

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low trading prices of the common stock on the New York Stock Exchange on April 15, 2004.

                                TABLE OF CONTENTS


INCORPORATION OF INFORMATION BY REFERENCE...................................3

WHERE YOU CAN FIND ADDITIONAL INFORMATION...................................3

USE OF PROCEEDS.............................................................4

GETTY REALTY CORP...........................................................4

DESCRIPTION OF THE PLAN.....................................................5

EXPERTS....................................................................19

LEGAL MATTERS..............................................................19


         You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS

                               GETTY REALTY CORP.

                   DIVIDEND REINVESTMENT/STOCK PURCHASE PLAN

                        3,000,000 SHARES OF COMMON STOCK
                           ($.01 Par Value Per Share)

         Through this prospectus, we are offering shares of our common stock through the Getty Realty Corp. (which we refer to as "Getty," the "Company," "we" or "us") Dividend Reinvestment/Stock Purchase Plan (which we refer to as the "Plan").

         Shares of our common stock, par value $.01 per share (which we refer to as "common stock"), are available for purchase by the holders of our common stock by means of reinvestment of cash dividends paid on the common stock and by making optional cash contributions. Purchases of common stock under the Plan will be made by the plan administrator, Registrar and Transfer Company, in the open-market or by the Company's issuance of additional shares of common stock. The Plan will remain in effect until amended, altered or terminated by us.

         Some of the significant features of the plan are as follows:

         o If you participate in the Plan, your cash dividends will be automatically reinvested in additional shares of common stock.

         o If you participate in the Plan, you may purchase additional common shares at the then current market price of the shares through cash investments, subject to a minimum limit of $100 per quarter and a maximum limit of $3,000 per quarter. You will be charged a $1.50 service fee for any quarterly cash purchase, which will be deducted from your cash investment.

         o With the exception of the above service fee, we will pay all other brokerage fees and service charges for purchases and dividend reinvestments made under the Plan. In the event brokerage fees exceed 5% of the cash you invest or the cash dividends you reinvest, you will be required to pay the entire amount of such fees; however, such fees currently do not and are not expected to exceed this amount.

         o If you participate in the Plan, your recordkeeping will be simplified because, under the Plan, you will receive transaction reports and account statements at no cost.

         o If you participate in the Plan, you will avoid cumbersome safekeeping requirements and the risk of losing certificates by depositing your stock certificates into your Plan account for safekeeping. You will be charged a $5.00 fee for each deposit of stock certificates into safekeeping and a $10.00 fee for each stock certificate you request to be issued to you.

         o If you participate in the Plan, you may sell your shares through the Plan by directing the plan administrator to sell your shares. You will be charged a $15.00 fee for each request, and will pay a pro rata portion of any brokerage commissions incurred.

         o If you do not participate in the Plan, you will continue to receive dividends in cash, as declared.

         The terms governing the Plan are more fully described in this prospectus. We suggest that you read the Prospectus carefully and retain it for future reference.

         Our common stock is listed on the New York Stock Exchange under the symbol "GTY".

         Any investment in shares of our common stock involves risk. You should read carefully the "Risk Factors" section in our annual report on Form 10-K for the fiscal year ended December 31, 2003 and our future filings with the Securities and Exchange Commission (which we refer to as the "SEC" or "the Commission"), all of which are incorporated by reference in this prospectus and may be accessed through our web site at www.gettyrealty.com.

         Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is April 22, 2004.

                    INCORPORATION OF INFORMATION BY REFERENCE


         In this prospectus we have incorporated by reference certain reports and other information we have filed, or will file, with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The following documents filed with the SEC by us pursuant to the Securities Exchange Act of 1934 are incorporated herein by reference until all of the securities covered hereby are sold or this offering is terminated:

         o our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

         o the description of our common stock contained in our Registration Statement on Form S-3 (File No. 333-63060);

         o        all other documents subsequently filed by us pursuant to
                  Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of all common shares to which this prospectus relates, which shall be deemed to be a part hereof from the date of filing of such documents.


                   WHERE YOU CAN FIND ADDITIONAL INFORMATION


         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations at the Public Reference Room. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also access our SEC filings via a hyperlink from our web site to the SEC web site. Our website address is http://www.gettyrealty.com. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You may request a copy of these filings at no cost, by writing or telephoning us at the following address: Getty Realty Corp., 125 Jericho Turnpike, Suite 103, Jericho, New York 11753, 516-478-5400, Attn:
Corporate Secretary.

         This prospectus, which constitutes a part of a registration statement on Form S-3 that we filed with the Commission under the Securities Act of 1933, omits certain information contained in the registration statement. Accordingly, you should refer to the registration statement and its exhibits for further information with respect to Getty Realty Corp. and the shares of common stock offered hereby. Furthermore, statements contained in this prospectus or in any document incorporated in this prospectus by reference regarding any contract or other document are not necessarily complete, and, in each instance, you should refer to the copy of the contract or other document filed with the Commission as an exhibit to the registration statement.

                           FORWARD LOOKING STATEMENTS


         Certain statements made or incorporated by reference in this prospectus may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. When we use the words "believes", "expects", "plans", "projects", "estimates" and similar expressions, we intend to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance and achievements of to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors are more fully detailed in our Annual Report on Form 10-K for the year ended December 31, 2003 and include, but are not limited to: risks associated with owning and leasing real estate generally; dependence on Getty Petroleum Marketing Inc. as a tenant and on rentals from companies engaged in the petroleum marketing and convenience store businesses; competition for properties and tenants; risk of tenant non-renewal; the effects of regulation; potential environmental-related litigation exposure; our expectations as to the cost of completing environmental remediation;

and the impact of our electing to be taxed as a REIT, including subsequent failure to qualify as a REIT and future dependence on external sources of capital.

         As a result of these and other factors, we may experience material fluctuations in future operating results on a quarterly or annual basis, which could materially and adversely affect our business, financial condition, operating results and stock price. An investment in our stock involves various risks, including those mentioned above and elsewhere in this report and those which are detailed from time to time in our other filings with the Securities and Exchange Commission.

         You should not place undue reliance on forward-looking statements, which reflect our view only as of the date hereof. We undertake no obligation to publicly release revisions to these forward-looking statements that reflect future events or circumstances or reflect the occurrence of unanticipated events.

                                USE OF PROCEEDS

         We cannot determine the number of shares that will ultimately be purchased under the Plan, or the prices at which these shares will be purchased. The net proceeds from the sale of the common stock offered pursuant to the Plan will be used for general corporate purposes by Getty.

                               GETTY REALTY CORP.

         Getty Realty Corp. (which we refer to as "the Company", "us" "our" or "we") is one of the largest real estate investment trusts ("REIT") in the United States specializing in the ownership and leasing of retail motor fuel and convenience store properties and petroleum distribution terminals. As of December 31, 2003, we owned 772 properties and leased 256 additional properties in 13 states located principally in the northeastern United States.

         We elected to be taxed as a REIT beginning January 1, 2001. A REIT is a corporation, or a business trust that would otherwise be taxed as a corporation, which meets the requirements of the Internal Revenue Code. The Internal Revenue Code permits a qualifying REIT to deduct dividends paid, thereby effectively eliminating corporate level federal income tax and making the REIT a pass-through vehicle for federal income tax purposes. To meet the requirements of the Internal Revenue Code, a REIT must, among other things, invest substantially all of its assets in interests in real estate (including mortgages and other REITs) or cash and government securities, derive most of its income from rents from real property or interest on loans secured by mortgages on real property, and distribute to shareholders annually a substantial portion of its otherwise taxable income. As a REIT, we are required to distribute at least ninety percent of our taxable income to our shareholders each year and would be subject to corporate level federal income taxes on any taxable income that is not distributed.

         Our executive offices are located at 125 Jericho Turnpike, Suite 103, Jericho, New York 11753, and our telephone number is 516-478-5400.

                            DESCRIPTION OF THE PLAN


         The following prospectus describes, in a question and answer format, the Terms and Conditions under which the Plan will be administered for the Company. The Plan provides a convenient and economical means of purchasing additional shares of the Company's common stock and growing common stock ownership through the reinvestment of dividends. It also provides a convenient method of safekeeping and selling shares.

PURPOSE

1. What is the purpose of the Plan?

The purpose of the Plan is to provide eligible record owners of common stock of the Company with a simple and convenient means of investing cash dividends and making additional cash purchases of the Company's common stock on a quarterly basis. The Plan also provides the Company with a means of raising additional capital if the Company elects to directly sell newly issued shares of common stock.

ADVANTAGES

2. What are the advantages of the Plan?

The Plan provides participants several advantages, including the following:

      a) Participants in the Plan reinvest automatically their cash dividends in additional shares of common stock. The Company pays service fees to the Plan Administrator for the reinvestment of dividends and except as described in Question 14 below, will pay any brokerage fees incurred in connection with open-market purchases of common stock to provide shares for dividend reinvestment.

      b) Participants in the Plan may make a quarterly cash purchase of additional shares of common stock of the Company. The minimum purchase amount per quarter is $100. The maximum purchase amount per quarter is $3,000. A service fee of $1.50 is payable by the participant in connection with any quarterly cash purchase and will be deducted from such cash investment. Except as described in Question 14 below, the Company will pay any brokerage fees incurred in connection with open-market purchases to provide shares for additional cash purchases.

      c) Participants in the Plan invest the full amount of cash dividends and optional cash payments (less applicable fees as noted above), since purchases of shares made through the Plan are calculated to four decimal places.

      d) Participants in the Plan deposit their certificates into their Plan accounts, avoiding cumbersome safekeeping requirements and the risk of losing their certificates. There is a $5.00 fee for each deposit of stock certificates into safekeeping.

      e) Participants in the Plan avoid the inconvenience and expense of recordkeeping since transaction reports and account statements are provided to Participants at no cost under the Plan.

      f) Participants in the Plan may sell their shares in the Plan through the Plan, by directing the Plan Administrator to sell their shares. Participants will be charged a $15.00 fee for each sell request and will pay a pro rata portion of any brokerage commissions incurred.

ADMINISTRATION

3. Who administers the Plan for participants?

Registrar and Transfer Company (the "Plan Administrator"), the Company's stock transfer agent, is independent of and not affiliated with the Company, and administers the Plan for participants. The Plan Administrator acts as agent for participants in the Plan and keeps records, sends statements of account to participants, and performs other duties related to the Plan. Shares purchased through the Plan or deposited into safekeeping will be registered in the name of the Plan Administrator or its nominee as agent for participants in the Plan. The Company may replace the Plan Administrator at any time in its sole discretion.

All inquiries and communications regarding the Plan should include the participant's account or Social Security number and a phone number where the participant can be reached during business hours and should be directed to the Plan Administrator at:

                         REGISTRAR AND TRANSFER COMPANY
                     Attn: Dividend Reinvestment Department
                                   P.O Box 664
                               Cranford, NJ 07016
                              PHONE: 1-800-368-5948
                              WEBSITE: WWW.RTCO.COM

The Plan Administrator or the Company may terminate or suspend the Plan at any time by written notice to participants. The Terms and Conditions of the Plan may be amended by the Plan Administrator, with the concurrence of the Company, at any time, by mailing an appropriate notice to participants at least 30 days prior to the effective date of the amendment (see Question 34). See Question 32 for additional information regarding the responsibilities of the Plan Administrator.

PARTICIPATION

4. Who is eligible to participate?

Record owners of common stock are eligible to enroll in the Plan. Beneficial owners whose shares are registered in names other than their own (for example, in the name of a broker, bank or other nominee) and who wish to participate in the Plan must become owners of record. If a shareholder has stock registered in the name of someone else (for example, with a bank, broker or trustee), the shareholder may be able to arrange for that entity to handle the reinvestment of dividends. Shareholders should consult directly with the entity holding their common stock to determine if the entity can enroll in the Plan. If not, the shareholder should request his or her bank, broker or trustee to have some or all of their shares registered in the shareholder's own name in order to participate in Plan directly.

In order for the Company to continue to qualify for taxation as a REIT, the Company's charter prohibits any shareholder (except certain specifically exempted shareholders) from owning, either directly or by virtue of the attribution provisions of the Internal Revenue Code, over 5% of the lesser of the number or value of shares of our outstanding common stock. If any shareholder (except those specifically exempted shareholders) acquires or is deemed to have acquired more than 5% of our outstanding common stock, under the Plan or otherwise, then (among other consequences) the number of shares owned by such shareholder that exceed the 5% ownership limit will be automatically transferred to a trust, the beneficiary of which will be a qualified charitable organization selected by the Company. The trust will thereafter sell the shares and remit to such shareholder the lesser of the price paid by such shareholder for the shares or the proceeds received by the trust for the shares.

The attribution rules under the Internal Revenue Code are complex and may cause stock owned actually or constructively by a group of related individuals or entities to be treated as owned by one individual or entity. As a result, the acquisition of less than 5% of our common stock (or the acquisition of an interest in an entity that owns, actually or constructively, common stock) by an individual or entity could cause that individual or entity, or another individual or entity, to own constructively in excess of 5% of our outstanding common stock and thereby subject the common stock to the ownership limitation provisions of our charter.

5. How does a shareholder become a participant?

An eligible shareholder may join the Plan by completing an Enrollment Form and returning it to the Plan Administrator at the address provided in Question 3. Enrollment Forms may be obtained at any time by contacting the Company or the Plan Administrator.

6. When may an eligible shareholder join the Plan?

Record owners of common stock may enroll in the Plan at any time. If the Enrollment Form is received by the Plan Administrator at least five business days before the record date for a dividend payment, and the participant elects to reinvest the dividends in shares of common stock, such reinvestment of dividends will begin with that dividend payment. Please note that the Plan does not represent any change in the Company's dividend policy or a guarantee of the payment of any future dividends.

7. What does the Enrollment Form provide?

The Enrollment Form directs the Company to pay to the Plan Administrator for the account of the participating shareholder of record all dividends on the shares of common stock registered in the name of the participant as reflected in the records of the Company's stock transfer agent, as well as dividends paid on the shares credited to the participant's account under the Plan. It also appoints the Plan Administrator (or such other plan administrator as the Company may from time to time designate) as agent for the shareholder and directs such agent to apply all of such dividends for the purchase of additional shares of the Company's common stock in accordance with the terms and conditions of the Plan. The Enrollment Form also may authorize the investment of additional cash contributions for the purchase of shares of the Company's common stock as of the next date such investment is permitted.

8. Is there a minimum level of investment under the Plan?

No.

9. What choices are available to the participant?

Reinvestment of Dividends and Purchase of Shares

By marking the appropriate space on the Enrollment Form, an eligible shareholder may choose to reinvest automatically cash dividends on all shares of common stock of which the participant is the owner of record. The participant also may elect to make additional, optional cash payments, less a $1.50 transaction fee charged by the Plan Administrator, in amounts ranging from a $100 minimum to a $3,000 maximum per quarter per participant. Dividends and cash received for the purchase of common stock of the Company may be commingled for purposes of purchasing shares.

A shareholder may not participate in the Plan with respect to less than all of the shares of common stock registered in the shareholder's name. However, if the shareholder has shares of common stock registered in more than one name, then such shareholder may elect to have the cash dividends on shares registered in one name reinvested under the Plan, but decline to have the cash dividends on shares registered in the other name reinvested under the Plan.

Deposit of Shares and Shares Held by Plan Administrator for Participants

All shares of common stock purchased through the Plan, whether with reinvested dividends or optional cash payments, will be held by the Plan Administrator for participants in the Plan. Dividends on these shares will be reinvested automatically.

The Plan allows participants to deposit shares of common stock registered in their name with the Plan Administrator to be administered under the Plan. There is a fee of $5.00 charged to the participant for each deposit of certificate(s). More than one certificate can be deposited for the same $5.00. The Participant must send a check for $5.00 with the certificate(s) to be deposited.

Sales of Shares by Participant

Participants can sell some or all of the shares held by the Plan for the benefit of the participant. There is a $15.00 fee charged to the participant for each sale. Brokerage commissions, if any, in connection with open-market purchases on the New York Stock Exchange or through other stock exchanges also will be paid by the participant. No brokerage commission will be payable by the participant if the shares are purchased by the Company.

If all of the shares held in the Plan for a participant are sold, then Plan participation for that participant will be terminated.

10. When do investments begin through the Plan?

If an Enrollment Form specifying reinvestment of cash dividends is received by the Plan Administrator at least five business days before the record date of a cash dividend payment, reinvestment will commence with the dividend payment following the record date. If the Enrollment Form is received after that date, the reinvestment of cash dividends through the Plan will begin with the next cash dividend payment following the next record date.

Optional cash payments will be invested as specified in Question 9.

11. May a participant change the  method of participation after enrollment?

A record shareholder may terminate Plan participation at any time by sending a notification of termination to the Plan Administrator at the address noted in question number 3. If a participant elects to participate in the Plan through the reinvestment of cash dividends on shares registered in their name and later decides to participate though the optional cash payment feature, no new Enrollment Form is needed. Enrollment Forms may be obtained by contacting the Company or the Plan Administrator.

OPTIONAL CASH PAYMENTS

12. When and how can optional cash payments be made?

Optional cash payments are permitted once each quarter, at least 5 days but not more than 30 days prior to the next "Investment Date". The Investment Date is the date on which the Plan Administrator receives payment of quarterly dividends. Dividends are generally paid approximately 8 weeks after they are declared, and approximately two weeks after the corresponding record date. If no dividend has been declared with respect to a particular calendar quarter, the Investment Date will be the first business day of the following calendar quarter. Optional cash payments must be at least $100 and not more than $3,000. The payments, less a $1.50 service charge, will be applied to the purchase of shares for the account of the participant on or prior to the next Investment Date. Cash received for investment may be commingled by the Plan Administrator with dividends and other participant's cash for the purposes of making a purchase of stock. Participants cannot specify the price or timing nor make any other limitations on the purchase of shares other than those specified under these Terms and Conditions.

OPTIONAL CASH CONTRIBUTIONS DO NOT CONSTITUTE DEPOSITS OR SAVINGS ACCOUNTS ISSUED BY A SAVINGS INSTITUTION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

NO INTEREST WILL BE PAID ON OPTIONAL CASH PAYMENTS PENDING INVESTMENT. TO AVOID UNNECESSARY ACCUMULATIONS, SUCH PAYMENTS SHOULD BE SENT SO THAT THEY WILL BE RECEIVED BY THE PLAN ADMINISTRATOR NO MORE THAN 30 DAYS BEFORE THE NEXT INVESTMENT DATE. CASH RECEIVED EARLIER THAN THE REQUIRED DATE MAY BE RETURNED BY THE PLAN ADMINISTRATOR. YOU MAY OBTAIN THE RETURN OF ANY OPTIONAL CASH PAYMENT BY WRITTEN REQUEST RECEIVED BY THE PLAN ADMINISTRATOR NOT LESS THAN THREE BUSINESS DAYS BEFORE THE NEXT INVESTMENT DATE.

13. What are the limitations on making optional cash payments?

Optional cash payments may be made by a personal check drawn on a U.S. bank payable in U.S. dollars to Registrar and Transfer Company or by automatic deduction and payment (through bank draft) from the shareholder's bank account, at least five business days before the Investment Date. Any optional cash payment must be not less than $100 minimum per check nor more than $3,000 per quarter. Up to four optional cash payments may be made by any participant in a single calendar year, subject to the foregoing limitations. However, there is no obligation to make any optional cash payment at any time and cash payments need not be in the same amount of money each quarter.

COSTS

14. Are there any expenses to participants in connection with purchases through the Plan?

The following are the fees charged by the Plan Administrator to participants and other expenses relating to the Plan:

         o DIVIDEND REINVESTMENT: All fees and brokerage commissions are paid by the Company. Brokerage commissions incurred in connection with the reinvestment of a participant's dividends through open market purchases of common stock made pursuant to the Plan will be paid by the Company, but only in the event that these commissions do not exceed 5% of the cash dividends reinvested by a participant pursuant to the Plan. In the event that these brokerage commissions exceed 5% of the cash dividends reinvested by a participant, the entire amount of these commissions will be charged to the participant.

         o        CASH INVESTMENT: A $1.50 fee is paid by the participant.
                  Brokerage commissions incurred in connection with the purchase of shares through open market purchases made pursuant to the Plan will be paid by the Company, but only in the event that these commissions do not exceed 5% of the cash investments made by a participant pursuant to the Plan. In the event that these brokerage commissions exceed 5% of the cash investments made by a participant, the entire amount of these commissions will be charged to the participant.

         o CERTIFICATE DEPOSITS: A $5.00 fee is paid by the participant per deposit.

         o CERTIFICATE ISSUANCE: A $10.00 fee is paid by the participant per share certificate requested to be issued by the participant.

         o SALE OF SHARES HELD IN THE PLAN: A $15.00 fee per sale is paid by the participant, plus applicable brokerage commissions, if any.

All purchases and sales of common stock made in conjunction with the Plan will be conducted through routine open-market purchases on the New York Stock Exchange or through other stock exchanges. Additionally, the Company may elect to issue new shares of common stock to fulfill participant purchase requirements and may elect to purchase shares of common stock offered for sale by participants through the Plan. Open-market purchases and sales will be directed by the Plan Administrator through an unaffiliated, registered broker-dealer.

PURCHASES

15. How may shares of common stock will be purchased for participants, and what is the source of shares purchased through the Plan?

The number of shares purchased for a participant's account, including a fractional share computed to four decimal places, will be equal to the total amount invested by the participant (the amount of cash dividends reinvested and any optional cash payments less the $1.50 fee), divided by the purchase price per share.

Shares purchased though the Plan will be purchased by the Plan Administrator as agent for the participants in the open market though an unaffiliated, registered broker-dealer or will be newly issued common stock. The Company cannot exercise any direct or indirect control over the prices or timing of purchases made by the Plan Administrator on the open market. The participant cannot specify the price, timing or number of shares to be purchased. Funds received from either cash dividends or optional cash payments may be commingled for purposes of purchasing shares for the Plan. The participant's price generally will be the weighted average price of all shares purchased on the Investment Date but in no event will a participant's price be less than the minimum price described in Question 17 below.

16. When will shares of common stock be purchased though the Plan?

Purchases under the Plan will be made during each calendar quarter on the Investment Date and, if necessary, the day or several days following such date if it is not administratively feasible to complete the required purchase on the NYSE on the Investment Date.

A participant will become the owner of the shares purchased through the Plan on the date that the shares purchased are settled (credited to the account of the Plan Administrator at the registered broker-dealer for the benefit of Plan participants) or, in the case of newly issued shares, the date that such shares are issued.

If, within 30 days after a dividend payment date, the Plan Administrator cannot buy the shares due to an inadequate supply of shares, then the Plan Administrator will send a check to the participant for the amount of the dividend paid and any cash contributed to the Plan for that Investment Date that has not been used to purchase shares.

17. At what price will shares of common stock be purchased through the Plan?

The price at which the Plan Administrator will be deemed to have acquired shares for a participant's account under the Plan will be the average price of all shares purchased by the Plan Administrator on the open market on the Investment Date (and, if necessary, the day or several days following such date if it is not administratively feasible to complete the required purchase on the NYSE on the Investment Date). The average price will be calculated as the total price paid for all shares purchased with the proceeds of reinvested cash dividends and optional cash payments. If the shares used to satisfy purchase requirements, in whole or in part, are newly issued shares, then the price for such shares shall be the average of the NYSE closing price on the Investment Date and the NYSE closing price on the two trading days immediately preceding the Investment Date.

Notwithstanding the foregoing, however, whether a participant is reinvesting dividends or making optional cash purchases, the participant may not purchase shares of common stock on any particular trading day (whether such shares are newly issued shares or purchased by the Plan Administrator in open market or privately negotiated transactions) for an amount, less any brokerage commissions, trading fees and any other costs of purchase paid by us (collectively "Costs") that is less than 95% of the average of the high and low NYSE prices on that particular trading day. If shares are purchased for participants by the Plan Administrator over the course of several days, the average price paid by the Plan Administrator over the course of such days must not be less than 95% of the average of the high and low NYSE prices on the day on which the price paid by the Plan Administrator for shares is the highest. In the event that shares would be purchased for an amount, less any Costs, which is below 95% of this average, the participant's purchase price, less any Costs, will equal 95% of the average of the high and low NYSE prices on that day. In such event, any remaining shares purchased will be returned to the Company for cancellation.

SALE OF PLAN SHARES

18. How may participants sell their shares of common stock in the Plan?

A participant can sell shares of common stock held under the Plan in either of two ways. First, a participant may request a certificate(s) for the shares (in whole share amounts) they wish to sell and arrange for the sale of these shares through a broker-dealer of their choice.

Alternatively, a participant may request that the Plan Administrator sell for them some or all of their shares held by the Plan. The Plan Administrator will sell shares for them through a registered broker-dealers selected by the Plan Administrator in its sole discretion. All broker-dealers used by the Plan Administrator for these sales will be independent of, and not affiliated with, the Plan Administrator. If the participant requests that the Plan Administrator arrange for the sale of their shares, they will be charged a fee of $15.00 and the brokerage commissions, if any, by the broker-dealer selected by the Plan Administrator. These amounts will be deducted from the cash proceeds paid to the participant. The amount of the commission will vary depending on the broker-dealer selected and other factors. Shares being sold for a participant may be aggregated with those of other Plan participants who have requested sales. In that case, the participant will receive proceeds based on the average sale price of all shares sold, less their pro rata share of brokerage commissions and other costs of sale. If the proceeds of the sale are insufficient to cover the transaction fee, the participant will not receive a check, but the participant will not be billed any additional amount. Participants cannot set any price limits or other restrictions for the sales.

Notwithstanding the above, in the case of any shares requested by a participant to be sold, the Plan Administrator may sell such shares to the Company in the Company's sole discretion. In such event, the participant will be charged the $15.00 fee for the sale. However, no brokerage commission will be charged. The shares will be sold at a price which is the average of the closing price on the sale date and on the two trading days immediately preceding the sale date, reported as the NYSE closing price.

19. When will shares of common stock be sold?

If a participant requests the sale of shares held by the Plan for them, the Plan Administrator will sell such shares as their agent as soon as practicable after receipt of their written request. Payment will be made by check and mailed to the participant as soon as practicable after the sale.

The Plan Administrator will use its best efforts to sell the participant's shares on the open market as soon as practicable after receipt of written instructions to such effect. There can be no assurances with respect to the ability of the Plan Administrator to sell those shares or the price, timing, or terms on which a sale may be made. The Company and the Plan Administrator have no obligation under the Plan, and assume no responsibility, to purchase full shares credited to a participant's Plan account if such shares cannot be sold by the Plan Administrator.

Notwithstanding the above, in the case of any shares requested by a participant to be sold, the Plan Administrator may sell such shares to the Company, in the Company's sole discretion. In such event, you will be charged the $15.00 fee for the sale. However, no brokerage commission will be charged. The shares will be sold at a price which is the average of the closing price on the sale date and on the two trading days immediately preceding the sale date, reported as the NYSE closing price.

DIVIDENDS

20. Will participants be credited with dividends on shares held in their Plan accounts?

Yes. The Plan Administrator will receive the cash dividends (less the amount of tax withheld, if any) for all Plan shares held on the dividend record date and credit them to participant's accounts on the basis of full shares and any fractional shares held. These dividends received will be reinvested automatically in additional shares of common stock as a dividend reinvestment. Participants who wish to receive dividends in cash on shares purchased through the Plan must terminate their participation in the Plan, requesting certificates for the full shares held by the Plan in their account (and payment for any fractional shares).

REPORTS TO PARTICIPANTS

21. What reports will be sent to participants in the Plan?

As soon as practicable after each transaction, the participant will receive a statement showing account information, including amounts invested, purchase and/or sale prices, and shares purchased and/or sold. This statement will provide a cost record of purchases under the Plan and should be retained for tax purposes. In addition, each participant will receive the same material sent to every other holder of common stock, including the Company's annual and quarterly reports to shareholders, notices of shareholder meetings, proxy materials and information for income tax reporting.

DEPOSITING AND RECEIVING CERTIFICATES

22. Will certificates be issued for shares of common stock purchased through the Plan?

Certificates for shares of common stock purchased through the Plan will not be issued to participants unless requested. All shares credited to Plan accounts will be issued to the Plan Administrator or its nominees as agent for the participants. The number of shares credited to a Plan account will be shown on the account statement. This convenience protects against loss, theft or destruction of stock certificates and reduces the costs to be borne by the Company. A certificate for any number of full shares credited to a Plan account will be issued upon receipt of a written request by the Plan Administrator. Certificates for fractional shares will not be issued under any circumstances.

Plan accounts will be maintained in the name in which the participant's certificates are registered at the time they enter the Plan. Certificates for full shares will be registered in the same manner when issued to the participant.

23. Can a participant deliver common stock certificates to be credited to the participant's Plan account for safekeeping?

A participant can deposit any shares of common stock to be held for their Plan account by the Plan Administrator for safekeeping. A service fee of $5.00 is charged by the Plan Administrator for the deposit of one or more certificates. A check for $5.00 made payable to Registrar and Transfer Company must accompany the request. A participant desiring to deposit certificates into the Plan should mail them by certified or registered mail to the Plan Administrator with a note requesting that they be so credited. When mailing the certificates, participants should insure the certificate for 1.5% of the current market value. This is the amount that is usually charged for surety protection should the certificate become lost in the mail.

TERMINATION OF PARTICIPATION

24. How can participation in the Plan be terminated?

The Plan is entirely voluntary. A participant may terminate participation in the Plan at any time by writing instructions to the Plan Administrator. When such notice is received, the Plan Administrator will issue certificates for full shares credited to the participant's account under the Plan and a payment will be made to the participant for any fractional shares. If a notice of termination is received by the Plan Administrator less than five business days prior to a cash dividend record date, that cash dividend will be reinvested for the participant's account. When a participant's account is terminated, subsequent cash dividends on certificated shares will be paid to the shareholder directly.

INCOME TAX INFORMATION

25. What are the federal income tax consequences of participating in the Plan?

The following summary describes certain United States federal income tax consequences of participating in the Plan to U.S. participants (as defined below). This summary is based on current law, including:

         o        the Internal Revenue Code of 1986, as amended, or the Code;

         o current, temporary and proposed Treasury regulations promulgated under the Code;

         o        the legislative history of the Code;

         o current administrative interpretations and practices of the Internal Revenue Service, or IRS; and

         o        court decisions;

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings which are not binding on us, or the IRS, except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations described in this prospectus. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested and do not intend to request a ruling from the IRS that we qualify as a real estate investment trust or regarding the tax consequences associated with participating in the Plan, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary does not discuss any state, local or foreign tax consequences associated with the participation in the Plan, the ownership, sale or other disposition of our stock or our election to be taxed as a real estate investment trust.

This summary deals only with holders who hold our common stock as a "capital asset" (generally, property held for investment within the meaning of Section 1221 of the Code). It does not address all the tax consequences that may be relevant to participants in light of participants' particular circumstances. In addition, it does not address the tax consequences relevant to persons who receive special treatment under the federal income tax law, except where specifically noted. Holders receiving special treatment include, without limitation:

         o        financial institutions, banks and thrifts,

         o        insurance companies,

         o        tax-exempt organizations,

         o        "S" corporations,

         o regulated investment companies and real estate investment trusts,

         o except for the limited discussion below, foreign corporations or partnerships, and persons who are not residents or citizens of the United States,

         o        dealers in securities or currencies,

         o persons holding our common stock as a hedge against currency risks or as a position in a straddle, or

         o United States persons whose functional currency is not the United States dollar.

If a partnership holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If a holder of our common stock is a partner of a partnership holding our common stock, such holder should consult their tax advisor regarding the tax consequences of participating in the Plan and the ownership and disposition of our common stock.

Shareholders considering participating in the Plan are strongly urged to consult their own tax advisors concerning the application of United States federal income tax laws to their particular situation, the consequences of their participation in the Plan, the ownership and disposition of our common stock arising under the laws of any state, local or foreign taxing jurisdiction and our tax treatment as a real estate investment trust.

U.S. PARTICIPANT

When we use the term "U.S. participant," we mean a participant in the Plan who, for United States federal income tax purposes is:

         o        a citizen or resident of the United States;

         o a corporation, partnership, limited liability company or other entity created or organized in or under the laws of the United States or of any State thereof or in the District of Columbia unless, in the case of a partnership or limited liability company, Treasury regulations provide otherwise;

         o an estate the income of which is subject to United States federal income taxation regardless of its source; or

         o a trust whose administration is subject to the primary supervision of a United States curt and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered U.S. participants.

PARTICIPATION IN THE PLAN

Distributions a participant receives on shares of our common stock that the participant holds in the Plan and that are reinvested in newly issued shares will be treated for federal income tax purposes as a taxable stock distribution to that participant. Accordingly, a participant will receive taxable dividend income in an amount equal to the fair market value of the shares of our common stock that the participant receives on the date we make distributions (to the extent we have current or accumulated earnings and profits for federal income tax purposes). On the other hand, distributions participants receive on shares of our common stock that they hold in the Plan which are reinvested in shares of our common stock purchased by the Plan Administrator in the open market or in privately negotiated transactions are treated for federal income tax purposes as a taxable dividend to the participant in an amount equal to the purchase price of such shares (to the extent that we have current or accumulated earnings and profits for federal income tax purposes).

The portion of a distribution a participant receives that is in excess of our current and accumulated earnings and profits will not be taxable to that participant if that portion of the distribution does not exceed the adjusted tax basis of that participant's shares. If a portion of that participant's distribution exceeds the adjusted tax basis of their shares, that portion of that participant's distribution will be taxable as a capital gain. In addition, if we properly designate a portion of that participant's distribution as a capital gain dividend, then that portion will be taxable as a capital gain. Capital gains will be taxed to participants at a 15% or 25% income tax rate, as discussed below under "--New Legislation". Participants' statement of account will show the fair market value of the common stock purchased with reinvested dividends on the applicable date we pay dividends. Each participant also will receive a Form 1099-DIV after the end of the year which will show for the year the participant's total dividend income, their amount of any return of capital distribution and their amount of any capital gain dividend.

The IRS has indicated that a participant who makes an optional cash purchase of common stock under a plan similar to our Plan will be treated as having received a distribution equal to the excess, if any, of the fair market value on the investment date of the common shares over the amount of the optional cash payment made by the participant. Any distributions that the participant is treated as receiving would result in taxable dividend income, reduced basis in the shares of common stock, capital gain or some combination thereof, under the rules described above.

Under the Plan, we will bear certain trading fees or brokerage commissions related to the acquisition of, but not the sale of, shares of our common stock. The IRS has indicated that brokerage commissions paid by a corporation with respect to open market purchases on behalf of participants in a dividend reinvestment plan or pursuant to the optional cash purchase features of a plan are to be treated as constructive distributions to participants who are shareholders of the corporation. In these rulings the IRS determined that the payment of these fees or commissions is subject to income tax in the same manner as distributions and includable in the participant's cost basis of the shares purchased. The IRS has indicated that administrative expenses of the Plan paid by us are not constructive distributions to participants in our Plan.

Participants' tax basis in their common shares acquired under the dividend reinvestment features of the Plan generally will equal the total amount of distributions the participants are treated as receiving, as described above. The participant's tax basis in their common shares acquired through an optional cash purchase under the Plan generally will equal the total amount of any distributions participants are treated as receiving, as described above, plus the amount of the optional cash payment. A participant's holding period for the shares of our common stock acquired under the Plan will begin on the day following the date such shares were purchased for their account. Consequently, shares of our common stock purchased in different quarters will have different holding periods.

A participant will not realize any gain or loss when they receive certificates for whole shares of our common stock credited to their account, either upon that participant's request, when the participant withdraws from the Plan or if the Plan terminates. However, participants will recognize gain or loss when whole shares of our common stock or rights applicable to our common stock acquired under the Plan are sold or exchanged. A participant will also recognize gain or loss when they receive a cash payment for a fractional share of our common stock credited to the participant's account when the participant withdraws from the Plan or if the Plan terminates. The amount of the participant's gain or loss will equal the difference between the amount that participant receives for their shares or fractional shares of our common stock or rights applicable to common stock, net of any costs of sale paid by the participant, and the participant's tax basis of such shares.

BACKUP WITHHOLDING

Under the backup withholding rules, a participant may be subject to backup withholding with respect to dividends paid unless the participant is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the participant's federal income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status.

QUALIFICATION AS A REAL ESTATE INVESTMENT TRUST

Qualification as a real estate investment trust involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a real estate investment trust. For example, in order to qualify as a real estate investment trust, at least 95% of our gross income in any year must be derived from qualifying sources, and we must satisfy a number of requirements regarding the composition of our assets. Also, we must make distributions to shareholders aggregating annually at least 90% of our real estate investment trust taxable income, excluding capital gains. In addition, new legislation, Treasury regulations, administrative interpretations or court decisions may adversely affect our investors or our ability to qualify as a real estate investment trust for tax purposes. Although we believe that we have been organized and have operated in such manner, we can give no assurance that we have qualified or will continue to qualify as a real estate investment trust for tax purposes.

If we lose our real estate investment trust status, we will face serious tax consequences that will substantially reduce the funds available to make payments of principal and interest on the debt securities we issue and to make distributions to our shareholders. If we fail to qualify as a real estate investment trust:

         o we would not be allowed a deduction for distributions to shareholders in computing our taxable income and would be subject to federal income tax at regular corporate rates;

         o we also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

         o unless we are entitled to relief under statutory provisions, we could not elect to be subject to tax as a real estate investment trust for four taxable years following the year during which we were disqualified.

In addition, if we fail to qualify as a real estate investment trust, all distributions to shareholders would be subject to tax as regular corporate dividends to the extent of our current and accumulated earnings and profits and we would not be required to make distributions to shareholders.

Foreign participants who elect to have their cash dividends reinvested and whose dividends are subject to United States income tax withholding will have the applicable taxes withheld prior to the reinvestment of the cash dividends. Other participants for whom federal income tax withholding on dividends is required will have these taxes withheld prior to the reinvestment of the cash dividends. Foreign participants are urged to consult their legal advisors with respect to any local exchange, control, tax, or other law or regulation that may affect their participation in the Plan. The Company and the Plan Administrator assume no responsibility regarding such laws or regulations and will not be liable for any act or omission in respect thereof.

NEW LEGISLATION

The maximum tax rate of non-corporate taxpayers for (i) capital gains, including "capital gain dividends," has generally been reduced from 20% to 15% (for taxable years ending on or after May 6, 2003, although certain amounts in 2003 may continue to be taxed at a 20% rate and, depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (ii) dividends has generally been reduced from 38.6% to 15% (for taxable years beginning after December 31, 2002). In general, dividends payable by real estate investment trusts are not eligible for the reduced tax rate on corporate dividends, except to the extent the real estate investment trust's dividends are attributable to dividends received from taxable corporations, to income that was subject to tax at the corporate/real estate investment trust level (for example, if we distribute taxable income that we retained and paid tax on in the prior taxable year) or to dividends properly designated by us as "capital gain dividends." Although these tax rate changes do not adversely affect the taxation of real estate investment trusts or dividends paid by real estate investment trusts, the more favorable treatment of regular corporate dividends could cause investors who are individuals to consider stock of other corporations that pay dividends as more attractive relative to stock of real estate investment trusts. The currently applicable provisions of the United States federal income tax laws relating to the 15% tax rate are currently scheduled to "sunset" or revert back to the provisions of prior law effective for taxable years beginning after December 31, 2008, at which time the capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income.

THE FOREGOING IS ONLY AN OUTLINE OF THE COMPANY'S UNDERSTANDING OF SOME OF THE APPLICABLE FEDERAL INCOME TAX PROVISIONS. THE OUTLINE IS GENERAL IN NATURE AND DOES NOT PURPORT TO COVER EVERY SITUATION. MOREOVER, IT DOES NOT INCLUDE A DISCUSSION OF STATE AND LOCAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN. FOR SPECIFIC INFORMATION REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN, INCLUDING ANY FUTURE CHANGES IN APPLICABLE LAWS OR ANY INTERPRETATION THEREOF, PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS.


OTHER INFORMATION

26. What happens if a participant sells a portion of the shares of common stock registered in the participant's name?

If a participant authorizes the reinvestment of cash dividends on shares registered in their name and then disposes of a portion of those shares, the cash dividends on the remaining shares will continue to be reinvested.

27. Can shares in the Plan be pledged or assigned?

Shares credited to a Plan account may not be assigned, pledged or otherwise transferred in any way. If a participant wishes to assign, pledge or transfer all or any portion of the full shares credited to their account, they must request that certificates for those shares be issued in their name.

28. What happens when a participant sells or transfers all of the shares registered in their name or stops all purchases?

If a participant stops purchases through optional cash payments, the cash dividends on the shares credited to their Plan account that remain in the Plan will continue to be reinvested. If a participant ceases to be the record owner of any shares of common stock in the Plan, the Plan Administrator will terminate the holder's Plan account.

29. If the Company has a rights offering, how will rights on the Plan shares be handled?

No preemptive rights attach to the common stock of the Company. If the Company, nevertheless, makes available to holders of common stock rights or warrants to purchase additional shares of common stock or other securities, such rights or warrants will be made available to participants. This allocation to each participant will be based on the number of shares (including any fractional interests to the extent practicable) held for them in their Plan account on the record date established for determining the holders of common stock entitled to such rights or warrants.

30. What happens if the Company issues a stock dividend or declares a stock split?

Any stock dividend or split shares in the form of common stock distributed by the Company on shares of common stock held by a participant in certificated form or for a participant in their Plan account will be credited to their account in the Plan. Both full and fractional shares, where applicable, will be credited to their account.

A stock dividend or split shares distribution in the form of common stock will increase automatically by that amount the number of shares held in a participant's name on which cash dividends are reinvested.

31. How will a participant's shares be voted at meetings of shareholders?

Shares held under the Plan will not be voted by the Plan Administrator. Participants will receive a proxy indicating the total number of shares of common stock registered in their name and shares of common stock credited to their Plan account.

If the proxy is returned properly signed and marked for voting, all shares covered by the proxy, including those registered in the participant's name and those held for the participant under the Plan, will be voted as marked. If the proxy is returned properly signed but without indicating instructions on the manner in which shares are to be voted with respect to any item thereon, all of the participant's shares, including those registered in their name and those held for them under the Plan, will be voted in accordance with the recommendations of the Board of Directors of the Company.

If a participant's proxy is not returned, or if it is returned not executed or improperly executed, the participant's shares will be voted only if the participant votes in person.

32. What is the responsibility of the Company and the Plan Administrator for the Plan?

The Plan Administrator has no responsibility with respect to the preparation and the contents of this Prospectus. Neither the Company nor the Plan Administrator or its nominee(s), in administering the Plan, will be liable for any act done in good faith. Nor will the Company or the Plan Administrator be liable for any good faith omission to act, including, without limitation, any claims of liability arising out of (i) failure to terminate a participant's account upon the participant's death prior to the receipt of notice in writing of the death,
(ii) the prices and times at which shares of common stock are purchased or sold for the participant's account or the terms on which such purchases or sales are made, or, (iii) fluctuations in the market value of the common stock.

NEITHER THE COMPANY NOR THE PLAN ADMINISTRATOR CAN ASSURE ANY PARTICIPANT OF A PROFIT OR PROTECT ANY PARTICIPANT AGAINST A LOSS FROM THE SHARES PURCHASED OR SOLD THROUGH THE PLAN. AN INVESTMENT IN THE COMMON STOCK, AS WITH ALL EQUITY INVESTMENTS, MAY BE SUBJECT TO SIGNIFICANT MARKET FLUCTUATIONS. THE COMPANY CAN NEITHER CONTROL PURCHASE BY THE PLAN ADMINISTRATOR UNDER THE PLAN NOR GUARANTEE THAT DIVIDENDS ON THE COMMON STOCK WILL NOT BE REDUCED OR ELIMINATED.

33. Who regulates and interprets the Plan?

The Company and the Plan Administrator reserve the right to interpret and regulate the Plan as they deem necessary or desirable. Any such interpretation or regulation will be final. The Plan, related Plan documentation, and Plan accounts will be governed by and construed in accordance with the laws of the State of New York.

34. May the Plan be changed or discontinued?

While the Company hopes to continue a dividend reinvestment and stock purchase plan indefinitely, the Company and the Plan Administrator reserve the right to suspend the Plan at any time by written notice to participants. The terms and conditions of the Plan also may be amended by the Plan Administrator, with the concurrence of the Company, at any time by mailing an appropriate notice to participants at least 30 days prior to the effective date of such amendment. The Company may amend the Plan by mailing an appropriate notice to participants. Such amendments to the Plan as may be required from time to time due to changes in or new rules and regulations under the federal or state securities laws may be made by the Plan Administrator prior to notice to each participant.

                                     EXPERTS

         The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS


         The validity of the shares of common stock offered hereby will be passed on for Getty by Venable LLP.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses of the sale and distribution of the common stock being registered, all of which are being borne by the Company.

Securities and Exchange Commission registration fee ........................    $   8,476
Blue Sky fees ..............................................................    $   5,000
NYSE listing fee ...........................................................    $  37,000
Legal and accounting fees and expenses .....................................    $  50,000
Printing and Engraving .....................................................    $  50,000
Miscellaneous ..............................................................    $   4,163
                                                                                ---------

         TOTAL:                                                                 $ 155,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Maryland General Corporation Law (the "MGCL") permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services, or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter of the Company contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

         The charter of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to
(a) any present or former director or officer or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity, or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The charter and bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

         The MGCL requires a corporation (unless its charter provides otherwise, which the Company's charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws, and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

ITEM 16. EXHIBITS

  EXHIBIT
    NO.         DESCRIPTION
  -------       -----------
    5.1         Opinion of Venable LLP                              Filed herewith.

    23.1        Consent of Independent Accountants                  Filed herewith.

    23.2        Consent of Venable LLP                              (Contained in opinion filed as Exhibit 5.1.)

    24          Power of Attorney                                   Included on signature page hereto.

    99.1        Letter to Getty Realty Corp. shareholders           Filed herewith.


ITEM 17. UNDERTAKINGS

         The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described under Item 15 of this registration statement, or otherwise (other than insurance), we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether that indemnification by us is against public policy as expressed in that Act and will be governed by the final adjudication of that issue.

                                   SIGNATURES

               Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jericho, State of New York on April 22, 2004.

                                          GETTY REALTY CORP.

                                          By:  /s/ Leo Liebowitz
                                             ----------------------------------
                                          Leo Liebowitz
                                          President and Chief Executive Officer


                                POWER OF ATTORNEY

               Know All Men By These Presents, that each person whose signature appears on the signature page to this Registration Statement constitutes and appoints Leo Liebowitz, Thomas J. Stirnweis and Andrew M. Smith, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and grants unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

By:  /s/ Leo Liebowitz                           By:  /s/ Thomas J. Stirnweis
----------------------------                     -----------------------------
Leo Liebowitz                                    Thomas J. Stirnweis
President, Chief Executive                       Vice President, Treasurer and
  Officer and Director                             Chief Financial Officer
April 22, 2004                                   (Principal Financial and
                                                   Accounting Officer)
By:  /s/ Milton Cooper                           April 22, 2004
----------------------------
Milton Cooper
Director                                         By:  /s/ Philip E. Coviello
April 22, 2004                                   -----------------------------
                                                 Philip E. Coviello
                                                 Director
By:  /s/ Howard Safenowitz                       April 22, 2004
----------------------------
Howard Safenowitz
Director                                         By:  /s/ Warren G. Wintrub
April 22, 2004                                   ------------------------------
                                                 Warren G. Wintrub
                                                 Director
                                                 April 22, 2004

                                  EXHIBIT INDEX

                               GETTY REALTY CORP.

  EXHIBIT
    NO.             DESCRIPTION
  -------           -----------
    5.1             Opinion of Venable LLP                            Filed herewith.

    23.1            Consent of Independent                            Filed herewith.
                    Accountants

    23.2            Consent of Venable LLP                            (Contained in opinion filed as Exhibit 5.1.)

    24              Power of Attorney                                 Included on signature page hereto.

    99.1            Letter to Getty Realty Corp. shareholders         Filed herewith.